EXHIBIT 8.2

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel +1 650.849.5300 www.gibsondunn.com

August 5, 2026

Modine Manufacturing Company

1500 DeKoven Avenue

Racine, Wisconsin 53403

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Modine Manufacturing Company, a Wisconsin corporation (“Modine”), in connection with (i) the proposed distribution (the “Distribution”) of shares of common stock of Platinum SpinCo Inc., a Delaware corporation and a wholly owned indirect subsidiary of Modine (“SpinCo”), by Modine to holders of shares of its common stock (“Modine Common Stock”), and certain other related transactions, followed by (ii) the merger (the “Merger”) of Platinum Gold Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Gentherm Incorporated, a Michigan corporation (“Gentherm”), with and into SpinCo, with SpinCo continuing as the surviving corporation and becoming a wholly owned subsidiary of Gentherm.1 At your request, and in connection with the filing by Gentherm of the registration statement on Form S-4 (Registration No. 333-297224) (including the proxy statement/prospectus contained therein, the “Registration Statement”), this letter sets forth our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Distribution and the Merger (collectively, the “Transactions”).

In connection with the Opinion, we have examined and relied on the Merger Agreement, the Separation and Distribution Agreement dated as of January 29, 2026, by and among Modine, Gentherm, and SpinCo (the “Separation Agreement”), the form of Tax Matters Agreement by and among Modine, SpinCo, and Gentherm attached to the Merger Agreement (the “Tax Matters Agreement”), the Registration Statement (collectively, the “Transaction Documents”), the request for a private letter ruling submitted by Modine to the Internal Revenue Service (the “IRS”) on June 3, 2026 (including all exhibits and other attachments to that request), together with all supplemental filings related to such request submitted by Modine to the IRS through the date of the Opinion (collectively, the “IRS Ruling Request”), and such other documents as we

[1]

Capitalized terms not defined herein have the meanings specified in the Agreement and Plan of Merger dated as of January 29, 2026 (the “Merger Agreement”), by and among Modine, SpinCo, and Gentherm (collectively, the “Parties”), unless otherwise indicated. All “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury regulations promulgated thereunder (the “Treasury Regulations”).

Modine Manufacturing Company

August 5, 2026

have deemed necessary or appropriate to render the Opinion. We have also relied on the accuracy and completeness of certain statements, representations, warranties, covenants, and information provided by representatives of Modine and Gentherm, including the accuracy and completeness of all statements and representations set forth in the officer’s certificates dated as of the date hereof received by us from each of Modine, on behalf of itself and SpinCo, and Gentherm (collectively, the “Officer’s Certificates”). In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

For purposes of the Opinion, we have assumed that (i) the Transactions will be consummated in the manner described in the Transaction Documents, the IRS Ruling Request, and the Officer’s Certificates, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements, representations, warranties, covenants, and information set forth in the Transaction Documents, the IRS Ruling Request, and the Officer’s Certificates are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Closing and thereafter, (iii) any such statements, representations, warranties, covenants, or information qualified by knowledge, intention, belief, or any other similar qualification are true, complete, and correct, and will remain true, complete, and correct at all times up to and including the Closing and thereafter, in each case as if made without that qualification, (iv) there are no documents or understandings between any of the Parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents, the IRS Ruling Request, and the Officer’s Certificates, and (v) the IRS will grant the rulings requested in the IRS Ruling Request in substantially the form so requested. We have also assumed that (1) the Parties have complied with, and will continue to comply with, the obligations, covenants, and agreements contained in the Transaction Documents, (2) representation letters made as of the time of the Transactions that are substantially similar to the Officer’s Certificates will be executed and delivered to us by appropriate officers of each of Modine and Gentherm, and (3) we will deliver the Distribution Tax Opinion and the Company Merger Tax Opinion as of the Closing Date as contemplated by the Merger Agreement. In addition, the Opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements referred to above. No assurance can be given as to the effect on the Opinion if any of the foregoing assumptions is or becomes inaccurate.

Modine Manufacturing Company

August 5, 2026

The Opinion does not address the application of section 355(e) to the Distribution or the U.S. federal income tax consequences of the Distribution to Modine. As described in the Registration Statement, Modine intends to rely on the IRS Ruling with respect to, among other things, the application of the overlapping shareholder exception in section 355(e)(3)(A)(iv) to establish that one or more persons will not acquire directly or indirectly equity representing a 50-percent or greater interest in Modine or SpinCo for purposes of section 355(e). Modine’s obligation to complete the Transactions is conditioned on the receipt of the IRS Ruling and its continuing effectiveness and validity.

Based on and subject to the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law:

1.	The Contribution (as defined in the Separation Agreement), taken together with the Distribution, will qualify as a reorganization under sections 355, 361, and 368(a)(1)(D);

2.	No gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in the Registration Statement) of Modine Common Stock as a result of the Distribution;

3.

The aggregate tax basis of the Modine Common Stock and the SpinCo Common Stock held by each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the Modine Common Stock held by the U.S. Holder immediately before the Distribution, allocated proportionately based on relative fair market values;

4.	The holding period of the SpinCo Common Stock received by each U.S. Holder will include the holding period of its Modine Common Stock;

5.	The Merger will qualify as a reorganization within the meaning of section 368(a);

6.

A U.S. Holder of SpinCo Common Stock will not recognize any gain or loss solely as a result of the exchange of shares of SpinCo Common Stock for Gentherm Common Stock (each as defined in the Registration Statement);

7.

A U.S. Holder’s aggregate tax basis of Gentherm Common Stock received in the Merger will be the same as the aggregate tax basis of the SpinCo Common Stock for which it is exchanged, including any fractional share interest for which cash is received;

8.

A U.S. Holder’s holding period for Gentherm Common Stock received in exchange for shares of SpinCo Common Stock will include the holding period of the SpinCo Common Stock for which it is exchanged; and

Modine Manufacturing Company

August 5, 2026

9.

A U.S. Holder who receives cash in lieu of a fractional share of Gentherm Common Stock in the Merger will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its shares of SpinCo Common Stock exceeds one year.

We express no opinion on any issue relating to the tax consequences of the Transactions contemplated by the Registration Statement other than the Opinion set forth above. The Opinion is based on current provisions of the Code, the Treasury Regulations, published pronouncements of the IRS, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of the Opinion as set forth in this letter. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We are furnishing the Opinion to you in connection with the filing of the Registration Statement, and the Opinion letter may not be relied on for any other purpose without our prior written consent. We hereby consent to the filing of the Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP